EXHIBIT 99.1

News Release: December 15, 2011
Contact: Connie Waks
206.340.2305 cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Names Michael L. Wilson as
President and CEO

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) Board of Directors today announced the appointment of Michael L. Wilson as the bank's president and chief executive officer. Mr. Wilson currently serves as executive vice president and chief business officer at the Federal Home Loan Bank of Des Moines (Des Moines Bank).

“We are extremely pleased that Mike Wilson will be joining the Federal Home Loan Bank of Seattle,” said Seattle Bank Chairman William V. Humphreys. “His extensive experience in the Federal Home Loan Bank System and his knowledge and understanding of its community financial institution members make him an ideal candidate for this position. Mike is well known for his leadership skills, enthusiasm, and energy, and we feel very fortunate to have attracted a leader of his caliber to the Seattle Bank.”

With 17 years of Federal Home Loan Bank experience, Mr. Wilson has broad knowledge of all functional areas of Federal Home Loan Bank management. Prior to joining the Des Moines Bank in 2006, Mr. Wilson served as senior executive vice president and chief operating officer of the Federal Home Loan Bank of Boston (Boston Bank) beginning in August 1999 and in other senior leadership roles after joining that institution in 1994. In addition, he has served as director of the Office of Policy and Research at the Federal Housing Finance Board in Washington, D.C. Mr. Wilson has a B.A. in economics and political science from the University of Wisconsin-Milwaukee and a M.S. in economics from the University of Wisconsin-Madison.

Mr. Wilson will join the Seattle Bank effective January 30, 2012.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable approximately 360 community financial institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.
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